U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 3
              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   William H. Lee
   4011 NE 98th Street
   Kelso, WA 98626

2. Date of Event Requiring Statement (Month/Day/Year)
   February 20, 1997

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Tollycraft Yacht Corporation
   TLLR

5. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (x) Officer (give title below) ( ) Other (specify below) Controller

6. If Amendment, Date of Original (Month/Day/Year)


Table I -- Non-Derivative Securities Beneficially Owned                                                                           |

1.Title of Security           2.Amount of  3.Ownership  4.Nature of Indirect
                              Securities   Form:        Beneficial Ownership
                              Beneficially Direct(D) or
                              Owned        Indirect(I)

Common Stock, $.001 par value  5,610        D


Table II -- Derivative Securitites Beneficially Owned                                                                             |

1.Title of   2.Date Exer-    3.Title          4.Conver-  5.Owner-     6.
  Derivative cisable and     and Amount       sion or    ship:        Nature
  Security   Expiration      of Underlying    exercise   Form of      of
             Date(Month/     Securities       price of   Deriv-       Indirect
                Day/Year)           Amount    deri-      ative        Beneficial
                     Expira-        or        Security   Direct(D     Ownership)
             Exer-   tion    Title  Number of            Indirect(I)
             cisable Date           Shares
                                              (C>


Explanation of Responses:

Pertains to acquisition pursuant to Employee Stock Option Plan.

SIGNATURE OF REPORTING PERSON




__/s/_____________________________
William H. Lee
DATE
March 14, 1997